Exhibit 5.1
[Jones Day Letterhead]
March 13, 2006
Quicksilver Resources Inc.
777 West Rosedale Street, Suite 300
Fort Worth, Texas 76104

Re:	Issuance of $350,000,000 Senior Subordinated Notes
due 2016 of Quicksilver Resources Inc.
Ladies and Gentlemen:
     We have acted as counsel to Quicksilver Resources Inc., a Delaware corporation (the “Company”), in connection with the offering by the Company of $350,000,000 in aggregate principal amount of the Company’s 7 1/8 % senior subordinated notes due 2016 (the “Debt Securities”), as contemplated by the Company’s Registration Statement on Form S-3 to which this opinion is an exhibit (as the same may be amended from time to time, the “Registration Statement”). The Debt Securities are to be issued under an Indenture, dated as of December 22, 2005 (the “Base Indenture”), between the Company and JPMorgan Chase Bank, National Association, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, to be entered into between the Company, the subsidiary guarantors listed on Annex A hereto (the “Subsidiary Guarantors”) and the Trustee (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”). The Debt Securities will be guaranteed on a joint and several basis by the Subsidiary Guarantors (the guarantee of each Subsidiary Guarantor being a “Subsidiary Guarantee”).
     In rendering this opinion, we have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion. Based upon the foregoing and subject to the assumptions, qualifications and limitations stated herein, we are of the opinion that when the Debt Securities are duly executed by the Company and authenticated by the Trustee in accordance with the provisions of the Indenture and delivered to the purchaser or purchasers thereof upon receipt by the Company of such lawful consideration therefor as the Company’s Board of Directors (or a duly authorized committee thereof) may determine, (a) the Debt Securities will be valid and binding obligations of the Company and (b) the Subsidiary Guarantee of each Subsidiary Guarantor will be a valid and binding obligation of such Subsidiary Guarantor.
     Our opinions are limited by bankruptcy, insolvency, reorganization, fraudulent transfer, conveyance, voidable preference, moratorium or other similar laws, regulations or judicial opinions of general applicability, including those relating to or affecting creditors’ rights

Quicksilver Resources Inc.
March 13, 2006

generally, or by general equitable principles or fiduciary considerations, whether such principles or considerations are considered in a proceeding at law or at equity.
     In rendering the foregoing opinions, we have relied as to certain factual matters upon statements or certificates of representatives of the Company and statements or certificates of public officials, and we have not independently checked or verified the accuracy of such statements or certificates. The opinions expressed herein are limited to the federal securities laws of the United States of America, the laws of the State of New York, the laws of the State of Texas and the General Corporation Law of the State of Delaware, as currently in effect, including applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law. We express no opinion with respect to any other law of the State of Delaware or the laws of any other jurisdiction.
     We have further assumed (a) that the Base Indenture is, and the Supplemental Indenture will be, a valid and binding obligation of the Trustee; (b) the accuracy of the statements expressed as opinions in the opinion of Loomis, Ewert, Parsley, Davis & Gotting P.C. and the opinion of McGuireWoods LLP as though such statements were statements of fact and the absence of any events or circumstances that would cause such statements to cease to be accurate as of any time relevant to this opinion; (c) that the definitive terms of the Debt Securities and the Subsidiary Guarantee have been established in accordance with (i) applicable law and (ii) the provisions of the Indenture and set forth in the Supplemental Indenture; and (d) that the Supplemental Indenture has been duly executed and delivered by the Company, the Subsidiary Guarantors and the Trustee.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to Jones Day under the caption “Certain Legal Matters” in the Prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,
/s/ Jones Day

ANNEX A
Subsidiary Guarantors

Name	Jurisdiction

Beaver Creek Pipeline, L.L.C.	Michigan

Cowtown Gas Processing L.P.	Texas

Cowtown Pipeline Funding, Inc.	Delaware

Cowtown Pipeline Management, Inc.	Texas

Cowtown Pipeline L.P.	Texas

GTG Pipeline Corporation	Virginia

Mercury Michigan, Inc.	Michigan

Terra Energy Ltd.	Michigan

Terra Pipeline Company	Michigan